GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

- President Paul Donahue Promoted to Chief Executive Officer -

Atlanta, Georgia, April 25, 2016 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors elected Paul D. Donahue to the position of President and Chief Executive Officer of the Company, effective May 1, 2016. Mr. Donahue, 59, has served as President of the Company since 2012 and was also President of the U.S. Automotive Parts Group from 2009 to 2015. Previously, he served as Executive Vice President of Genuine Parts Company from 2007 to 2009 and President and Chief Operating Officer of S. P. Richards Company from 2003 to 2007. Prior to joining the Company in 2003, Mr. Donahue was President of Newell Rubbermaid’s Sanford North American division.

Tom Gallagher, Chairman and Chief Executive Officer of the Company, will continue in his position as Chairman of the Board of Directors.

Mr. Gallagher stated, “We are extremely pleased to name Paul as only the fifth CEO in the 88 year history of Genuine Parts Company. Paul is a proven executive and has demonstrated exceptional leadership capabilities in his 13 years with us. His deep knowledge and understanding of the Company as well as his vast industry experience make him the right person to successfully lead our Company into the future.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2015 revenues of $15.3 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Vice President — Investor Relations – (678) 934-5628